Exhibit 10.22

RCN CORPORATION KEY EMPLOYEE RETENTION AND SEVERANCE PLAN

1.	Applicability

The RCN Corporation Key Employee Retention and Severance Plan (the “Plan”) applies to eligible employees of RCN Corporation, a Delaware corporation, and its subsidiaries (collectively, the “Company”).

2.	Purpose and Effective Date

(a) The purpose of this Plan is to encourage “Participants” (as defined in Section 3) to continue their employment with the Company during the period of the Company’s restructuring by establishing a written Company policy governing the circumstances under which a Participant will be eligible to receive a Retention Bonus and Severance Benefits, subject to the terms and conditions of the Plan.

(b) The Plan is adopted and effective as of February 10, 2004 (the “Effective Date”), unless a Chapter 11 case is filed, in which case the Plan shall be effective on the date specified in an order issued by the United States Bankruptcy Court having jurisdiction over the chapter 11 cases currently pending with respect to the Company and certain of its affiliates (collectively, the “Chapter 11 Case”).

3.	Eligibility

Each employee of the Company who is set forth on Schedule A hereto as either a “Tier 1 Participant”, “Tier 2 Participant”, “Tier 3 Participant”, or Chief Executive Officer will be eligible to participate in the Plan (each a “Participant”) as set forth herein; provided, however, that such Schedule A may be amended any time during the duration of the Plan in order to replace any employee of the Company who voluntarily terminates employment with the Company or whose employment is terminated by the Company for Cause. Each Participant shall receive written notification, as soon as practicable after the Effective Date, of such Participant’s Retention Bonus under the Plan.

4.	Retention Bonuses

(a) General Retention Bonuses. Subject to Section 4(c) below, Retention Bonuses shall be paid as follows:

(i) Tier 1 and Tier 2 Participants. Provided they remain continuously employed by the Company through the relevant payment date set forth below, Tier 1 Participants and Tier 2 Participants will receive (A) twenty-five percent (25%) of their Retention Bonuses on the earlier of (I) ninety (90) days after the Effective Date, or

(II) upon confirmation of a Chapter 11 plan in the Chapter 11 Case (the “First Payment Date”) and (B) fifty percent (50%) of their Retention Bonuses the earlier of (I) consummation of a comprehensive financial restructuring (II) upon consummation of a Chapter 11 plan in the Chapter 11 Case (the “Second Payment Date”).

(ii) Tier 3 Participants. Provided they remain continuously employed by the Company through the relevant payment date set forth below, Tier 3 Participants will receive (A) fifty percent (50%) of their Retention Bonuses upon the First Payment Date and (B) fifty percent (50%) of their Retention Bonuses upon the Second Payment Date.

(iii) Chief Executive Officer. Provided he remains continuously employed by the Company through the payment date, the Chief Executive Officer will receive seventy five (75%) of his Retention Bonus upon the Second Payment Date.

(b) Performance Component of Retention Bonuses. In the event the performance conditions referred to below are met and the Participant remains continuously employed by the Company through the payment date, an additional portion of the Retention Bonuses shall be paid as set forth in this Section 4(b). In the event the applicable performance conditions are not met, no additional portion of the Retention Bonuses shall be paid under this Section 4(b). Provided the operational targets established by the Company [operational targets are to be determined] for the Participant are met and the Participant remains continuously employed by the Company through the payment date, an additional twenty five percent (25%) of the Retention Bonuses shall be paid to the Tier 1 Participants, Tier 2 Participants and the Chief Executive Officer upon the Second Payment Date.

(c) Termination of Employment Prior To Payment of Retention Bonuses. In the event a Participant’s employment with the Company is terminated on account of his or her death or “Disability” (as defined in the Company’s long-term disability insurance plan), by the Company without “Cause” (as defined below), or by the Participant due to a material reduction in base salary, in each case prior to one of the payment dates in Section 4(a) above but following the Effective Date, such Participant (or, in the case of death, his or her estate) shall be entitled to receive at the times such amounts would have been paid if the Participant’s employment had not terminated, the full amount of the Retention Bonus payable to him or her under Section 4(a) (but not any amount payable under Section 4(b)).

(d) Definitions.

(i) “Base Salary” shall mean base salary as of the Effective Date (or with respect to any Participant who began participation in the Plan after the Effective Date, such Participant’s base salary on the first day of such Participant’s participation in the Plan), excluding shift premiums, overtime, bonuses, commissions, other special payments or any other allowance.

(ii) “Cause” shall mean where the Participant has (A) repeatedly refused or failed to perform the material duties assigned to him/her; (B) engaged in a willful or intentional act that is materially injurious to the Company; (C) continually or repeatedly been absent from the Company, unless due to serious illness or disability; (D) used illegal drugs or been impaired due to other substances; (E) been convicted of any felony; (F) committed an act of gross misconduct, fraud, embezzlement or theft against the Company; or (G) violated a material Company policy that results in a material injury to the Company.

(iii) “Good Reason” shall mean (A) where there has been a material adverse diminution of any material duties or responsibilities of the Participant; (B) any failure of the Company to comply with the provisions of this Plan; (C) a material reduction in the Participant’s Base Salary or annual bonus opportunity; or (D) a change in the Participant’s primary work location in excess of 75 miles from the Participant’s primary work location on the Effective Date (or with respect to any Participant who began participation in the Plan after the Effective Date, such Participant’s primary work location on the first day of such Participant’s participation in the Plan).

(iv) “Retention Bonus” shall mean:

(A)	with respect to the Chief Executive Officer, an aggregate amount equal to 120% of his Base Salary;

(B)	with respect to Tier 1 Participants, an aggregate amount equal to 80% of the Participant’s Base Salary;

(C)	with respect to Tier 2 Participants an aggregate amount equal to 50% of the Participant’s Base Salary; and

(D)	with respect to Tier 3 Participants, an aggregate amount determined by the Chief Executive Officer and communicated to such Participant which shall be between 10% and 25% of the Participant’s Base Salary.

5.	Severance Benefits.

(a) Tier 1 Participants, Tier 2 Participants and the Chief Executive Officer shall be entitled to the Severance Benefits set forth in Section 5(c) below in the event that such Participant’s employment with the Company is terminated after the Effective Date and on or prior to the first anniversary of the Second Payment Date (i) by the Company without Cause and not due to such Participant’s death or Disability, or (ii) by the Participant for Good Reason; provided, however, that the Severance Benefits shall be payable only if the Participant executes, and fails to revoke within the statutory revocation period, a release following termination of employment which is, in form and substance, satisfactory to the Company.

(b) Tier 3 Participants shall be entitled to the Severance Benefits set forth in Section 5(c)(i) below if their employment with the Company is terminated after the Effective Date and on or prior to the date which is either twelve months or six months (as determined by the

CEO) following the Second Payment Date, by the Company other than for Cause and not due to the Participant’s Disability or death; provided, however, that the Severance Benefits shall be payable only if the Participant executes, and fails to revoke within the statutory revocation period, a release following termination of employment which is, in form and substance, satisfactory to the Company.

(c) The Severance Benefits shall be as follows:

(i) The Company shall pay to the Participant an amount equal to the Participant’s base salary, at the rate in effect at the time of termination of his or her employment, to be paid in accordance with Company’s normal payroll practices and periods for the duration of the Severance Period (as defined below).

(ii) The Company shall continue to cover the Participant (other than a Tier 3 Participant) and his or her dependents under, or provide such Participant and his or her dependents with insurance coverage no less favorable than, the Company’s health and dental benefit plans or programs (as in effect on the day immediately preceding the date of termination of employment) for a period equal to the lesser of (A) the Severance Period (as defined above) or (B) until such Participant is provided benefits by another employer that are substantially comparable (with no preexisting condition limitations) to the benefits provided by such plans or programs. To the extent any such benefits cannot be provided under the benefit plans or programs of the Company or any of its subsidiaries, the Participant will be entitled to receive, on a monthly basis following termination, cash payments in an amount equal to the monthly cost of such benefits.

(d) For purposes hereof the “Severance Period” will be as follows:

(i) for the Chief Executive Officer, 24 months;

(ii) for Tier 1 Participants, 12 months;

(iii) for Tier 2 Participants, 6 months; and

(iv) for Tier 3 Participants, a period determined by the Chief Executive Officer which shall be from four to six months.

6.	Administration

(a) The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”).

(b) Subject to the express provisions of this Plan, the Committee shall have sole authority to interpret the Plan and to make all other determinations deemed necessary or advisable for the administration of the Plan. All determinations and interpretations of the Committee shall be in its discretion and shall be final, binding and conclusive as to all persons.

Neither the Committee nor any employee, officer or director of the Company shall be personally liable by reason of any action taken with respect to the Plan for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company, including the members of the Committee, to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any reasonable cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors of the Company (the “Board”)) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith or gross negligence.

7.	General Provisions

(a) Company Obligation. Payments under this Plan shall be paid by the Company from its general assets; provided, however, that no director, officer or employee of the Company shall be personally liable in the event the Company is unable to make any payments under this Plan due to a lack of, or inability to access, funding or financing, legal prohibition (including statutory or judicial limitations) or failure to obtain any required consent. Notwithstanding anything in this Plan to the contrary, any payment to be made hereunder shall only be made as and to the extent the Company has adequate funding therefor.

(b) Withholding. Payments under this Plan are subject to Federal, state and local income tax withholding and all other applicable Federal, state and local taxes. The Company shall withhold, or cause to be withheld, from any payments made hereunder all applicable Federal, state and local withholding taxes and may require the employee to file any certificate or other form in connection therewith.

(c) No Right to Continued Employment. Nothing contained herein shall give any employee the right to be retained in the employment of the Company or any successor thereto, or affect the Company’s right to dismiss any employee at will.

(d) Non-Assignable. No person having a benefit under this Plan may assign, transfer or in any other way alienate the benefit, nor shall any benefit under this Plan be subject to garnishment, attachment, execution or levy of any kind.

(e) Not Compensation for Benefit Plan Purposes. Benefits paid under this Plan shall not be used to determine benefit amounts under any of the Company’s other benefit programs.

(f) Applicable Law. This Plan and all action taken under it shall be governed as to validity, construction, interpretation and administration by the laws of the State of New York and applicable Federal law, without regard to the principles of conflict of laws thereof.

(g) Amendment or Termination. The Board may amend, suspend or terminate the Plan or any portion thereof at any time; provided, however, that unless the written consent of a Participant is obtained, no such amendment or termination shall adversely affect the rights of such Participant. During the pendency of the Chapter 11 Case, no amendment or modification of the Plan that materially increases the cost of the Plan to the Company shall be adopted without formal authorization from the Board and thereafter, the Bankruptcy Court upon notice.

(h) Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any such illegality or invalidity shall not affect the remaining parts of the Plan. In such case, the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions or illegality or invalidity by amendment as provided in the Plan.

8.	ERISA Provisions. The portion of the Plan providing Severance Benefits shall be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(a) Plan Year. The “Plan Year” of this Plan shall be the calendar year.

(b) Plan. “Plan” shall mean this RCN Corporation Key Employee Retention and Severance Plan.

(c) Named Fiduciary. The Company is the sponsor and the named fiduciary of the Plan.

(d) Claims Procedure.

(i) Claims for Severance Benefits under this Plan shall be made in writing to the Company.

(ii) If such claim for benefits is wholly or partially denied, the Company shall, within a reasonable period of time, but generally no later than sixty (60) days after receipt of the claim, notify the claimant of the denial of the claim. However, if the Company determines that an extension of time for processing is required, notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period, and the extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. Notice of denial (A) shall be in writing or in electronic form complying with the standards imposed by 29 CFR 2520.104b-1(c)(1), and (B) shall set forth in a manner calculated to be understood by the claimant (I) the specific reason or reasons for denial of the claim, (II) a specific reference to the pertinent Plan provisions upon which the denial is based, (III) a description of any additional material or information necessary for the claimant to perfect the claim, along with an explanation why such material or information is necessary, and (IV) an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

(iii) Within sixty (60) days following the receipt by the claimant of the notice of denial of the claim as set forth above, or if the claim has not been granted within a reasonable period of time, the claimant may file a written request with the Company that it conduct a full and fair review of the denial of the claimant’s claim for benefits, including conducting a hearing, if deemed necessary by the Company. In connection with the claimant’s appeal of the denial of his or her benefit, the claimant may submit written comments, documents, records, and other information relating to the claim for benefits. The claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The review shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(iv) The Company shall deliver to the claimant a written or electronic decision (in compliance with the standards set forth above) on the claim within a reasonable period of time, but not later than sixty (60) days, after the receipt of the claimant’s request for review, except if the Company determines that there are special circumstances (such as the need to hold a hearing, if necessary) that require an extension of time for processing, the aforesaid sixty (60) day period shall be extended to one hundred twenty (120) days and the extension notice shall indicate the special circumstances and the date by which the Plan expects to render the determination on review. In the case of an adverse determination on review, the decision shall set forth in a manner calculated to be understood by the claimant, (A) the specific reasons for the adverse determination, (B) specific references to the pertinent Plan provisions upon which the decision is based, (C) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (D) a description of any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about such procedures, as well as a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed as of the 10th day of February, 2004.

RCN CORPORATION

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